Exhibit 99.1

Proteostasis Therapeutics Issues Mid-Year Corporate Update on Cystic Fibrosis Pipeline Programs

Preliminary Biomarker Data Confirms PTI-428 Activity on CFTR mRNA in Human Subjects

Cambridge, Mass., August 11, 2016 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis, today announced a mid-year corporate update highlighting the company’s continued progress and expansion of clinical programs and path forward to reach anticipated milestones.

Proteostasis Therapeutics’ lead drug candidate is PTI-428. It is the first genotype-agnostic, disease-modifying agent to be tested in the clinic for cystic fibrosis. PTI-428 is a unique modulator (amplifier) of the Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) protein that has shown a consistent positive effect on CFTR mRNA and protein activity in vitro and in pre-clinical studies when used in combination with existing treatments.

Proteostasis Therapeutics is currently enrolling eligible adults in two ongoing Phase 1 clinical trials with PTI-428. The first trial is in cystic fibrosis patients with any CFTR mutation, and the second trial is in normal healthy volunteers.

Preliminary data in healthy volunteers suggest a dose-linear pharmacokinetic drug profile that supports once-a-day dosing. Data from 24 healthy volunteers confirmed the expected and dose-dependent relationship between PTI-428 exposure and the magnitude of CFTR mRNA increase. A single dose of PTI-428 can increase CFTR mRNA expression by approximately two-fold in those healthy volunteers. No safety concerns have been identified to date based on reviews of vital signs, clinical exams and hematology lab values. In vitro and in vivo animal studies with PTI-428 have shown that a two-fold increase in CFTR mRNA may lead to a potential doubling of lung function improvement on top of the existing standard of care therapies.

“This is an incredibly exciting and unprecedented time in CF drug development. Never before have there been 59 cystic fibrosis clinical studies ongoing simultaneously in the U.S. Given this effective traffic jam at the cystic fibrosis clinical centers, we have experienced slightly longer than anticipated site start-up times. Now, with a critical mass of sites up and running, coupled with the high level of enthusiasm from our investigators about the unique profile of our drug, we remain on track with our original schedule to generate topline efficacy by year end.” said Meenu Chhabra, president and chief executive officer of Proteostasis

Therapeutics. “We have made significant progress across our cystic fibrosis pipeline where we have collected initial clinical data with PTI-428. In addition, we have declared two new clinical candidates: PTI-801, a “turbocorrector”, and PTI-808, a potentiator, as part of our planned triple combination therapy. We expect to file INDs for these two programs by year-end.”

Additional Highlights

CFTR Nasal Biomarker

Measurements in nasal brushing samples confirm up-regulation of the CFTR mRNA upon the exposure of subject to PTI-428. Preliminary data supports expected target engagement and further enables the projection of the clinically efficacious dose for the subsequent proof-of-concept study in cystic fibrosis patients.

PTI-801 and PTI-808

We have further advanced preclinical development of PTI-801 (corrector) and PTI-808 (potentiator) molecules which, when combined with PTI-428, are the active components of the proprietary triple combination therapy PTI-NC-733. In the Ussing chamber assay, PTI-NC-733 achieves approximately 100 percent of normal CFTR levels, which could translate into a more clinically meaningful benefit to a broader set of mutation classes than current or pipeline therapies.

North American Cystic Fibrosis Conference (NACFC)

Proteostasis Therapeutics has been selected to present results of several studies at the 30th Annual NACFC from October 27-29, 2016 in Orlando, Florida. Planned presentations include data from clinical studies on PTI-428 as well as preclinical data on PTI-NC-733 and additional novel compounds aimed at restoration of CFTR activity.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that modulate the proteostasis imbalance in cells and restore protein function. Proteostasis Therapeutics is currently enrolling eligible adults with CF to participate in its Phase 1 clinical trials of PTI-428. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed collaborations with Biogen to research and identify therapeutic candidates for neurodegenerative disease and with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of, and anticipated development plans related to, the Company’s product candidates and preclinical and clinical studies. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent and future filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Proteostasis Therapeutics undertakes no duty to update this information unless required by law.

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